Exhibit 99.1

American Public Education Reports Fourth Quarter and Year End 2009 Results

Full Year 2009 Revenues Increased 39%; Net Income Increased 48% to $23.9 Million or Approximately $1.27 per Diluted Share Compared to the Prior Year

CHARLES TOWN, W. Va.--(BUSINESS WIRE)--February 22, 2010--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University and American Public University – announced financial results for the quarter and year ended December 31, 2009.

Recent Highlights:

  Net course registrations from new students in the fourth quarter of 2009 increased to approximately 13,700, an increase of approximately 38% over the same period of 2008.
  Net course registrations increased to approximately 58,000 in the fourth quarter of 2009, a year-over-year increase of 39%.
  As of December 31, 2009, a total of approximately 63,800 students were enrolled in American Public University System, a year-over-year increase of 41%.
  Fourth quarter 2009 revenues increased 39% to $43.7 million, compared to $31.5 million in the fourth quarter of 2008.
  Income from operations before interest income and income tax in the fourth quarter of 2009 increased 69% to $14.0 million, compared to $8.3 million in the same period of 2008. Operating margin in the fourth quarter of 2009 increased to 32.0%, compared to 26.3% in the fourth quarter of 2008.
  Net income for the fourth quarter of 2009 increased 66% to $8.4 million or $0.44 per diluted share, compared to $5.0 million or $0.27 per diluted share in the same period of 2008.
  In February 2010, American Public University System received approval from The Higher Learning Commission to offer two new master’s degrees, a new bachelor’s degree, and 10 new certificate programs.

Financial and Other Results:

Total revenues for the fourth quarter of 2009 increased 39% to $43.7 million, compared to total revenues of $31.5 million in the fourth quarter of 2008. Income from operations before interest income and income tax in the fourth quarter of 2009 increased 69% to $14.0 million, compared to $8.3 million in the same period of 2008. Operating margin in the fourth quarter of 2009 increased to 32.0%, compared to 26.3% in the fourth quarter of 2008. Stock-based compensation expense reduced operating income by $574,000 in the fourth quarter of 2009 and $432,000 in the fourth quarter of 2008.

Net income for the fourth quarter of 2009 increased 66% to $8.4 million or $0.44 per diluted share, which includes $366,000 or $0.02 per diluted share in stock-based compensation expense net of tax. This compares to net income of $5.0 million or $0.27 per diluted share for the fourth quarter of 2008, including $282,000 or $0.01 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the fourth quarter of 2009 and 2008 was approximately 18.9 million in each period.

For the twelve months ended December 31, 2009, total revenues were $149.0 million, an increase of 39% compared to total revenues of $107.1 million in the same period of 2008. Income from operations before interest income and income tax for the twelve months ended December 31, 2009 increased 55% to $39.9 million, compared to $25.7 million in the same period of 2008. Operating margin increased to 26.8% in the year 2009, compared to 24.0% in the same period of 2008. Stock-based compensation expense reduced each period's operating income by $2.2 million and $1.7 million, respectively.

Net income for the twelve months ended December 31, 2009 increased 48% to $23.9 million or $1.27 per diluted share, which includes $1.4 million or $0.08 per diluted share in stock-based compensation expense net of tax. This compares to net income of $16.2 million or $0.86 per diluted share in the same period of 2008, including 1.1 million or $0.06 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the twelve months ended December 31, 2009 and 2008 were approximately 18.9 million and 18.8 million, respectively.

Total cash and cash equivalents as of December 31, 2009 were $74.9 million with no long-term debt. Cash from operations for the twelve months ended December 31, 2009 was $36.8 million, compared to $29.8 million in the same period of 2008. Capital expenditures were $10.8 million for the twelve months ended December 31, 2009, which compares to $10.0 million in capital expenditures in the same period of 2008. Depreciation and amortization was $5.2 million for the twelve months ended December 31, 2009 and $4.2 million for the same period of 2008.

Net Course Registrations and Student Enrollment:

For the three months ended December 31,
	2008	2009	% Change
Net Course Registrations from New Students	9,950	13,700	38%
Net Course Registrations	41,850	58,000	39%

For the twelve months ended December 31,
	2008	2009	% Change
Net Course Registrations from New Students	36,750	50,100	36%
Net Course Registrations	147,120	207,800	41%

As of December 31,
	2008	2009	% Change
Total Student Enrollment	45,200	63,800	41%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial cost. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are in the start of the second week of class for the most current semester.

Full Year 2010 and 2011 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

For fiscal year 2010, American Public Education currently estimates the following:

  Net course registrations to increase between 35% and 38% year-over-year
  Revenues to increase between 36% and 39% year-over-year
  Net income to increase between 36% and 37% year-over-year

For fiscal year 2011, the Company currently anticipates net course registrations will increase approximately 32% to 35% year-over-year

Webcast:

A live webcast of the Company’s third quarter earnings conference call will be broadcast at 5:00 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 63,800 part-time students who live and work in all 50 states and in more than 100 countries; and offers 76 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2009	2008
	(Unaudited)

Revenues	$43,653	$31,503
Costs and expenses:
Instructional costs and services	16,522	12,227
Selling and promotional	5,394	3,971
General and administrative	6,476	5,841
Depreciation and amortization	1,297	1,192

Total costs and expenses	29,689	23,231

Income from operations before
interest income and income taxes	13,964	8,272
Interest income, net	24	87

Income from operations
before income taxes	13,988	8,359
Income tax expense	5,609	3,318

Net income	$8,379	$5,041

Net Income per common share:
Basic	$0.46	$0.28

Diluted	$0.44	$0.27

Weighted average number of common
shares:
Basic	18,250	17,969

Diluted	18,931	18,861

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2009	2008
	(Unaudited)

Revenues	$148,998	$107,147
Costs and expenses:
Instructional costs and services	58,383	43,561
Selling and promotional	20,479	12,361
General and administrative	25,039	21,302
Depreciation and amortization	5,231	4,235

Total costs and expenses	109,132	81,459

Income from operations before
interest income and income taxes	39,866	25,688
Interest income, net	94	706

Income from operations
before income taxes	39,960	26,394
Income tax expense	16,017	10,207

Net income	$23,943	$16,187

Net Income per common share:
Basic	$1.32	$0.91

Diluted	$1.27	$0.86

Weighted average number of common
shares:
Basic	18,167	17,840

Diluted	18,906	18,822

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA, 304-724-3722
Executive Vice President and Chief Financial Officer
or
Christopher L. Symanoskie, 703-334-3880
Associate Vice President, Corporate Communications